CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the following Registration Statement:

(1) Form S-8 pertaining to the 2007 Stock Retainer Plan for Employees Directors and Consultants filed on February 12 2007,

of our report dated March 17, 2006 on the consolidated balance sheets of the Company as at as of December 31, 2005 and 2004 and the results of its operations and its cash flows and the changes in stockholders’ deficit for the years ended December 31, 2005 and 2004 and the period from October 13, 2000 (inception) to December 31, 2005.

“DMCL”
DALE MATHESON CARR-HILTON LABONTE LLP
Chartered Accountants

Vancouver, Canada
February 16, 2007